Exhibit 99.1

BOYD GAMING RESPONDS TO LETTER RECEIVED FROM STATION CASINOS

LAS VEGAS, March 9, 2009 /PRNewswire-FirstCall/ — Boyd Gaming Corporation (NYSE: BYD) issued the following statement in response to a letter received from Station Casinos, Inc. (“Station”):

“To date, Station has not engaged Boyd Gaming in any discussion regarding the Company’s proposal, nor has it provided any information that would enable Boyd Gaming to consider submitting a binding proposal. The Company understands Station’s concern of sharing sensitive information and is prepared to work with Station to employ standard and customary due diligence methods to minimize this risk.

“Despite Station’s letter, Boyd Gaming remains committed to pursuing a transaction to acquire some or all of the assets of Station, and is prepared to work with Station in a timely fashion to prepare a formal proposal.

“Boyd Gaming reiterates that it has sufficient liquidity under its credit facility to finance a cash transaction, and contemplates that no amendment to its credit facility would be required under the proposed transaction structure. Boyd Gaming further believes that the necessary regulatory and governmental approvals could be obtained in a timely manner.

“Boyd Gaming continues to believe the proposal outlined in its February 23, 2009 letter offers a superior recovery to creditors when compared to the current restructuring offer Station has proposed.”

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as “may,” “will,” “might,” “expect,” “believe,” “anticipate,” “could,” “would,” “estimate,” “continue,” “pursue,” or the negative thereof or comparable terminology, and may include (without limitation) information regarding Boyd’s expectations, goals or intentions regarding the future, including, Boyd’s preliminary non-binding proposal to acquire certain of the Station assets. These forward-looking statements are subject to business and economic risk and other factors described in Boyd’s SEC filings (including Boyd’s Annual Report on Form 10-K for the year ended December 31, 2008) and in Boyd’s other current and periodic reports filed or furnished from time to time with the SEC. These forward-looking statements reflect the current expectations of Boyd, and involve subjects that are inherently uncertain and difficult to predict and actual results could differ materially from these forward-looking statements. All forward-looking statements in this press release are made as of the date hereof, based on information available to Boyd as of the date hereof, and Boyd assumes no obligation to update any forward-looking statement.

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